As filed with the Securities and Exchange Commission on May 9, 2017

Registration No. 333-185504

Registration No. 333-211500

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-185504

FORM S-8 REGISTRATION STATEMENT NO. 333-211500

SILVER BAY REALTY TRUST CORP.

(TAH Acquisition Holdings LLC as successor by merger to Silver Bay Realty Trust Corp.)

(Exact name of Registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

90-0867250

(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210

Plymouth, Minnesota 55447

(925) 358-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Silver Bay Realty Trust Corp. 2012 Equity Incentive Plan

Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan

(Full title of the plans)

David Veneziano

Vice President, General Counsel and Secretary

TAH Acquisition Holdings LLC

3300 Fernbrook Lane North, Suite 210

Plymouth, Minnesota 55447

(925) 358-4400

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

with a copy to:

Matthew W. Abbott, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3402

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Silver Bay Realty Trust Corp., a Maryland Corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (“SEC”):

•                  Registration Statement No. 333-185504, originally filed with the SEC on December 14, 2012, registering 921,053 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) under the Silver Bay Realty Trust Corp. 2012 Equity Incentive Plan; and

•                  Registration Statement No. 333-211500, originally filed with the SEC on May 20, 2016, registering 1,500,000 shares of Common Stock under the Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan.

On May 9, 2017, pursuant to an Agreement and Plan of Merger, dated as of February 27, 2017 (the “Merger Agreement”), by and among the Registrant, Tricon Capital Group Inc., a company incorporated under the laws of the Province of Ontario, TAH Acquisition Holdings LLC, a Delaware limited liability company (“Parent”), Silver Bay Management LLC, a Delaware limited liability company, Silver Bay Operating Partnership LP, a Delaware limited partnership, and TAH Acquisition LP, a Delaware limited partnership, the Registrant merged with and into Parent with Parent continuing as the surviving entity (the “Merger”).

As a result of the Merger, Parent, as successor to the Registrant, has terminated any and all offerings of securities registered pursuant to the Registrant’s existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each such Registration Statement that remain unsold at the termination of the offering, Parent, as successor to the Registrant, hereby removes from registration any and all securities registered but unsold under each such Registration Statement as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on May 9, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

TAH ACQUISITION HOLDINGS LLC
(as successor by merger to Silver Bay Realty Trust Corp.)

By:	/s/ David Veneziano
Name:	David Veneziano
Title:	Vice President, General Counsel and Secretary